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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*


                                  VERITY, INC.
                                (Name of Issuer)




                    COMMON STOCK, par value $0.001 per share
                         (Title of Class of Securities)




                                    92343C106
                                 (CUSIP Number)





                                    12/31/00
             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                [ ]        Rule 13d-1(b)

                [ ]        Rule 13d-1(c)

                [X]        Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.





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CUSIP No. 92343C106                   13G                      PAGE 1 OF 5 PAGES



--------------------------------------------------------------------------------

1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Gary J. Sbona

--------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)
        (b)

--------------------------------------------------------------------------------

3       SEC USE ONLY

--------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

--------------------------------------------------------------------------------

           NUMBER OF              5     SOLE VOTING POWER
            SHARES                      1,995,082**
         BENEFICIALLY
           OWNED BY              -----------------------------------------------
             EACH                 6     SHARED VOTING POWER
           REPORTING                    0
            PERSON
             WITH:               -----------------------------------------------
                                  7     SOLE DISPOSITIVE POWER
                                        1,995,082**

                                 -----------------------------------------------
                                  8     SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,995,082**

--------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        N/A

--------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        5.6%

--------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON*
        IN

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** Consists solely of shares which may be acquired within 60 days of December
31, 2000 upon the exercise of stock options.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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ITEM 1.

        (a)     Name of Issuer
                Verity, Inc.

        (b)     Address of Issuer's Principal Executive Offices
                894 Ross Drive
                Sunnyvale, CA 94089

ITEM 2.

        (a)     Name of Person Filing
                Gary J. Sbona

        (b) Address of Principal Business Office or, if none, Residence c/o Verity, Inc.
                894 Ross Drive
                Sunnyvale, CA 94089

        (c)     Citizenship
                United States of America

        (d)     Title of Class of Securities
                Common Stock, par value $0.001 per share

        (e)     CUSIP Number
                92343C106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        N/A.

ITEM 4. OWNERSHIP

        (a)     Amount Beneficially Owned:
                1,995,082***

        (b)     Percent of Class: 5.6%

        (c)     Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote:
                        1,995,082***

                (ii)    Shared power to vote or to direct the vote:
                        0

                (iii)   Sole power to dispose or to direct the disposition of:
                        1,995,082***

                (iv)    Shared power to dispose or to direct the disposition of:
                        0

*** Consists solely of shares which may be acquired within 60 days of December 31, 2000 upon the exercise of stock options.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        N/A.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        N/A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        N/A.



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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A.

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

         N/A.

ITEM 10. CERTIFICATION

         N/A.



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                                   [SIGNATURE]

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 9, 2001
                                      ------------------------------------------
                                                         Date


                                                 /s/ Gary J. Sbona
                                      ------------------------------------------
                                                      Signature


                                                     Gary J. Sbona
                                      ------------------------------------------
                                                      Name/Title



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